Exhibit 99.1
For Immediate Release
Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904
Superior Well Services, Inc. Announces Second Quarter Results
INDIANA, PENNSYLVANIA, September 1, 2005 – Superior Well Services, Inc. (NASDAQ: SWSI) announced today its second quarter results. Net income adjusted for pro forma income tax expense increased by 76% from $1.5 million in the second quarter of 2004 to $2.6 million in the second quarter of 2005. EBITDA increased by 88% from $3.8 million in the second quarter of 2004 to $7.1 million in the second quarter of 2005. (See accompanying EBITDA table for a reconciliation of this non-GAAP measure to net income.)
Revenue was $29.6 million in the second quarter of 2005 compared to $16.9 million in the second quarter of 2004, an increase of $12.7 million or 75%. Approximately $5.6 million of this increase was attributable to an increase in the drilling activity of our customers in our established locations and the remaining $7.1 million of our increase was attributable to our establishment of new service centers. Revenue from our technical pumping services increased by approximately 74% to $26.6 million in the second quarter of 2005 from $15.3 million in the second quarter of 2004. Approximately $5.8 million of this increase was attributable to an increase in the drilling activity of our existing and new customers in our established locations and the remaining $5.5 million of this increase was attributable to our new service centers. Revenue from our down-hole surveying services increased approximately 86% to $2.9 million in the second quarter of 2005 from $1.6 million in the second quarter of 2004. The increase was attributable to an increase in the drilling activity of our existing and new customers in our established locations.
Cost of revenue increased 82% to $20.8 million in the second quarter of 2005 compared to $11.4 million in the second quarter of 2004. Approximately $4.1 million of this increase was attributable to an increase in the number of jobs completed in response to the increased drilling activity of our customers in our established locations and the remaining $5.3 million of our increase was attributable to our establishment of new service centers. As a percentage of revenue, cost of revenue increased to 70% in the second quarter of 2005 from 68% in the second quarter of 2004. This percentage increase was primarily due to an increase in the cost of materials. As a percentage of revenue, material costs increased 4% in the second quarter of 2005 versus the second quarter of 2004. The material cost increases occurred principally in our stimulation and cementing supplies. Additionally, fuel expenses as a percentage of revenues increased 1% in the second quarter of 2005 versus the second quarter of 2004. Partially offsetting the material and fuel increases was a drop in labor expenses as a percentage of revenue. As a percentage of revenue, the portion of labor expenses included as a cost of revenue decreased from 20% in the second quarter of 2004 to 17% in the second quarter of 2005.
Selling, general and administrative (SG&A) expenses were $4.2 million in the second quarter of 2005 compared to $2.6 million in the second quarter of 2004, an increase of 58%. The portion of labor expenses included in SG&A expenses increased $0.7 million to $2.4 million in the second quarter of 2005 versus the second quarter of 2004. Approximately $0.4 million of the labor expense increases related to the establishment of our new service centers. Labor expenses increased because we hired additional management, sales and administrative personnel to manage the growth in our operations. As a percentage of revenue, the portion of labor expenses included in SG&A expense decreased from 10% in the second quarter of 2004 to 8.0% in the second quarter of 2005. In addition, transportation and office expenses increased $0.3 million and $0.1 million in the second quarter of 2005 versus the second quarter of 2004.
Operating income was $4.6 million in the second quarter of 2005 compared to $2.8 million in the second quarter of 2004, an increase of 63%. The primary reason for this increase was the increase in drilling activity by our customers in our established operating locations, coupled with the opening of new service centers. This improvement in operating income was partially offset by the increases in our cost of revenue and SG&A expenses as described above. Operating income (loss) in the Appalachian, Southeast, Mid-Continent and Rocky Mountain regions increased $0.6 million, $0.4 million, $1.0 million and $(0.2) million, respectively. It has been management’s experience that when Superior establishes a new service center in a particular operating region, it may take from 12 to 24 months before that service center has a positive impact on the operating income that Superior generates in the relevant region.

In August 2005, Superior completed its IPO of 6,460,000 shares of its common stock, which included 1,186,807 shares sold by selling stockholders and 840,000 shares sold by Superior to cover the exercise by the underwriters of an option to purchase additional shares to cover over-allotments. Proceeds to Superior, net of underwriting discounts, were approximately $63.8 million. After completion of the IPO, Superior had 19,376,667 shares of common stock outstanding.
Commenting on the results, David Wallace, Chief Executive Officer, stated, “We were pleased to complete our initial public offering, which provided a solid financial foundation to capitalize on growth opportunities in the future. Superior’s strong second quarter results reflect continued expansion in our established markets, improved pricing and growth from new service centers. We believe our established operating markets will remain strong in second half of 2005.”
Superior will host a conference call on Thursday, September 1 at 1:30 p.m. ET to review these results. To participate in the call, please dial 800-811-0667 and ask for the Superior Well Services, Inc. second quarter financial results conference call. The confirmation code for the meeting is 2194402. A replay of the call will be available through September 8 at 888-203-1112. The conference ID for the replay is 2194402.
Superior Well Services, Inc. (NASDAQ: SWSI) is a growing oilfield services company operating in many of the major oil and natural gas producing regions in the United States.
Except for historical information, statements made in this press release, including those relating to attractive acquisition or expansion opportunities, future earnings, cash flow, capital expenditures and profitably expanding our business are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Superior expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Superior based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Superior’s control, which may cause Superior’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include a decrease in domestic spending by the oil and natural gas exploration and production industry, a decline in or substantial volatility of crude oil and natural gas commodity prices, the loss of one or more significant customers, the loss of or interruption in operations of one or more key suppliers, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Superior’s Securities and Exchange Commission filings. Superior undertakes no obligation to publicly update or revise any forward-looking statements.
SOURCE: Superior Well Services, Inc.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
Basis of presentation
Superior Well Services, Inc. (“Superior”) was formed as a Delaware corporation on March 2, 2005 for the purpose of serving as the parent company for Superior GP, L.L.C. (“Superior GP”), Superior Well Services, Ltd. (‘‘Superior Well’’) and Bradford Resources, Ltd. (‘‘Bradford’’). Superior and the partners of Superior Well and Bradford entered into a contribution agreement that resulted in the partners of Superior Well and Bradford contributing their respective partnership interests to Superior in exchange for shares of common stock of Superior. Superior Well and Bradford are Pennsylvania limited partnerships that became wholly owned subsidiaries of Superior in connection with the completion of its initial public common stock offering in August 2005.
At June 30, 2005, the accompanying consolidated financial statements include the accounts of Superior and Superior GP, its wholly-owned subsidiary. Through June 30, 2005, Superior had no operations and, therefore, none are reported. Prior to Superior’s initial public offering in August 2005, Superior Well and Bradford (“Partnerships or Predecessor Companies”) were entities under common control arising from common direct or indirect ownership of each. Prior to becoming wholly owned subsidiaries of Superior in August 2005, the accounts of the Partnerships were combined in the financial statements and the combined operations for the Partnerships were reflected in the financial statements as predecessor company activities. All intercompany transactions and balances have been eliminated in the amounts presented.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, amounts in thousands)

	Predecessor Companies
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
Revenue	$16,877	$29,585	$32,542	$55,610
Cost of revenue	11,418	20,797	22,606	37,692

Gross profit	5,459	8,788	9,936	17,918
Selling, general and administrative expenses	2,646	4,192	5,293	7,958

Operating income	2,813	4,596	4,643	9,960
Interest expense	(72)	(224)	(103)	(383)
Other (expense) income	(141)	29	(130)	39

Net income	$2,600	$4,401	$4,410	$9,616

Pro forma data (unaudited):
Historical income before taxes	$2,600	$4,401	$4,410	$9,616
Pro forma income tax expense	1,128	1,804	1,913	4,066

Net income adjusted for pro forma income tax expense	$1,472	$2,597	$2,497	$5,550

CONSOLIDATED BALANCE SHEETS (Unaudited, amounts in thousands, except per share data)

			Superior Well
	Predecessor Companies		Services, Inc.
	December 31,	June 30,	June 30,
	2004	2005	2005
Assets:
Current assets	$15,007	$22,955	$15
Property, plant and equipment, net	40,594	51,250	—
Other assets	1,081	1,179	16

Total assets	$56,682	$75,384	$31

Liabilities:
Current liabilities	$11,770	$19,413	$30
Long-term debt	11,093	16,744	—

	22,863	36,157	30

Partners’ capital	33,819	39,227

Total liabilities and partners’ capital	$56,682	$75,384

Stockholders’ Equity:
Common stock, voting, par $.01 per share, 1,000 shares authorized, 1,000 shares issued			—
Additional paid-in capital			1
Retained earnings			—
Total stockholders’ equity			1

Total liabilities and stockholders equity			$31

Revenue by operating region (amounts in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
Region	2004		2005		2004		2005
Appalachian	$10,536	62.4%	$16,104	54.4%	$21,238	65.3%	$31,465	56.6%
Southeast	5,229	31.0	7,843	26.5	9,778	30.0	15,384	27.7
Rocky Mountain	—	—	356	1.2	—	—	356	0.6
Mid-Continent	1,112	6.6	5,282	17.9	1,526	4.7	8,405	15.1

Total	$16,877	100.0%	$29,585	100.0%	$32,542	100.0%	$55,610	100.0%

Revenue by service type (amounts in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
	2004		2005		2004		2005
Technical pumping services	$15,299	90.6%	$26,644	90.1%	$29,140	89.5%	$50,260	90.4%
Down-hole surveying services	1,578	9.4	2,941	9.9	3,402	10.5	5,350	9.6

Total revenue	$16,877	100.0%	$29,585	100.0%	$32,542	100.0%	$55,610	100.0%

Non-GAAP Accounting Measures:
     We define EBITDA as net income before interest expense, income tax expense and depreciation and amortization expense. Our management uses EBITDA:
•	as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;
•	as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations;
•	to assess compliance with financial ratios and covenants included in credit facilities;
•	in communications with lenders concerning our financial performance; and
•	to evaluate the viability of potential acquisitions and overall rates of return.
     The following table presents a reconciliation of EBITDA with our net income for each of the periods indicated (amounts in thousands):

	Predecessor Companies
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
Reconciliation of EBITDA to Net Income:
Net income adjusted for pro forma income tax expense	$1,472	$2,597	$2,497	$5,550
Income tax expense	1,128	1,804	1,913	4,066
Interest expense	72	224	103	383
Depreciation and amortization	1,146	2,562	2,252	4,157

EBITDA	$3,818	$7,187	$6,765	$14,156

Supplemental data (amounts in thousands):

	Predecessor Companies
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
Depreciation and amortization	$1,146	$2,562	$2,252	$4,157
Capital expenditures	4,013	8,245	8,918	14,670

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